LIFE PARTNERS HOLDINGS, INC. ANNOUNCES
RECEIPT OF Nasdaq LETTER RELATING TO NON-COMPLIANCE
WITH LISTING RULES

Waco, TX – October 20, 2011 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that on October 19, 2011, the Company received a letter from the staff of the Nasdaq Stock Market (“Nasdaq”) advising that because the Company has not yet filed its Form 10-Q for the fiscal quarter August 31, 2011, and because the Company remains delinquent in the filing of its Form 10-K for the year ended February 28, 2011, and Form 10-Q for the period ended May 31, 2011, the Company does not meet the criteria of Listing Rule 5250(c)(1) (the “Rule”).  The Company had previously received a delinquency letter from Nasdaq regarding its Form 10-K and Form 10-Q for the period ended May 31, 2011.  The Rule requires the Company to timely file all required periodic reports and other documents with the Securities and Exchange Commission.  On August 12, 2011, the Company announced that Nasdaq had accepted the Company's plan to regain compliance with the Rule.  In accepting the Company’s plan, Nasdaq staff granted the Company an exception of up to 180 calendar days from the due date of the Form 10-K, or until November 28, 2011, to file all delinquent filings and regain compliance.  The exception permits a continued listing of the Company’s stock on the Nasdaq Global Select market.

On or before November 3, 2011, the Company will submit to Nasdaq an update to its original plan to regain compliance with respect to the filing requirement.  The update will describe the Company’s plans to file all delinquent filings on or before November 28, 2011, and indicate the progress the Company has made toward implementing the plan submitted in connection with the delinquent filings.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 135,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors.  The statements in this news release that are not historical statements, including statements regarding the expectation of the timely filing of our Form 10-K and Forms 10-Q and an update to our Nasdaq compliance plan, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

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LPHI-G

Contact:

Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@LPHI.com
www.lphi.com

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